Exhibit 10.1

EXECUTION VERSION

LETTER AGREEMENT

April 26, 2020

Hudson Executive Capital LP

570 Lexington Avenue, 35th Floor

New York, New York 10022

Attn.: Michael D. Pinnisi, General Counsel

Ladies and Gentlemen:

USA Technologies, Inc. (the “Company”), on the one hand, and Hudson Executive Capital LP (“HEC”), on behalf of itself, its affiliates and its affiliated funds (such affiliates and affiliated funds (which, for the avoidance of doubt and without limitation, shall include HEC Management GP LLC, HEC Master Fund LP and HEC SPV IV LP), together with HEC, collectively, the “HEC Group”), on the other hand, have mutually agreed to the terms contained in this letter agreement (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company and the HEC Group as a “Party” and, collectively, as the “Parties.”

1. Board Actions. As of the date of this Letter Agreement, the Board of Directors of the Company (the “Board”) has taken the following actions:

a)

duly appointed each of Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren (the “New Directors”) to serve as directors of the Company with terms expiring at the Company’s next annual meeting of shareholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”), effective as of the date and time this Letter Agreement is fully executed and delivered;

b)

accepted the resignations of Kelly Ann Kay, Robert L. Metzger, Sunil Sabharwal, William J. Schoch and Ingrid S. Stafford effective as of the date and time this Letter Agreement is fully executed and delivered;

c)	duly adopted a resolution to set the size of the Board to ten (10) directors, effective as of the date hereof; and

d)

duly adopted a resolution approving entry into Amendment No. 1 to that certain Employment Agreement, dated as of February 28, 2020, between the Company and Mr. Layden, a copy of which is attached hereto.

2. 2020 Annual Meeting Nominees. The Company shall nominate each of Donald W. Layden, Jr. and Patricia A. Oelrich (collectively, the “Incumbent Directors”) and the New Directors for election to the Board at the 2020 Annual Meeting (the New Directors and the Incumbent Directors are referred to collectively as the “Continuing Directors”) and shall promptly take any further action necessary in order for the Company to revise and distribute a proxy statement for the 2020 Annual Meeting that reflects the nomination of the Continuing Directors as contemplated herein. Each of the Continuing Directors has consented to being named in the proxy statement for the 2020 Annual Meeting. The Company shall use its reasonable best efforts to cause the election of the Continuing Directors at the 2020 Annual Meeting (including listing such persons in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting, advocating that the Company’s shareholders vote in favor of the election of such individuals and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees (the “Election Efforts”)).

3. Voting. At the 2020 Annual Meeting, each member of the HEC Group will (i) cause, in the case of all shares of common stock of the Company (the “Common Stock”) owned of record, such shares and (ii) cause the record owner, in the case of all shares of Common Stock beneficially owned but not owned of record, and for which the HEC Group has the right to direct the vote, in each case directly or indirectly, by any member of the HEC Group and any of its or their affiliates and associates (such terms are defined for purposes of this Letter Agreement as they are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended), as of the record date for such meeting to cause such shares, to be present for quorum purposes and to be voted in favor of all of the Continuing Directors. The HEC Group will not vote, deliver or otherwise use any proxies that it may have received in connection with its proxy solicitation.

4. Action. Within one business day after the date hereof, counsel for the HEC Group shall execute and deliver, and shall file with the Court of Common Pleas of Chester County of the State of Pennsylvania all necessary documents to effect the dismissal with prejudice of the Action in its entirety and implementation of this Letter Agreement. For purposes of this Section 4, the term “Action” means HEC Master Fund LP v. USA Technologies, Inc., et al., case number 2019-11640-MJ.

5. Demand Letter. The HEC Group (for the avoidance of doubt, including on behalf of HEC Master Fund LP and HEC SPV IV LP) hereby withdraws, effective upon the execution and delivery of this Letter Agreement, its shareholder demand for board action, dated as of February 12, 2020.

6. Continuing Director Board Meeting. A meeting of the Board shall be called promptly following the effectiveness of this Letter Agreement for consideration of Board organizational matters.

7. Power and Authority of the Company. The Company represents and warrants to the HEC Group that (a) the Company has the corporate power and authority to execute and deliver this Letter Agreement and to bind it hereto, (b) this Letter Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms and (c) the execution, delivery and performance of this Letter Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8. Power and Authority of the HEC Group. Each member of the HEC Group represents and warrants to the Company that (a) HEC, as the authorized signatory of such member of the HEC Group, has the power and authority to execute and deliver this Letter Agreement and to bind such member of the HEC Group hereto (b) this Letter Agreement has been duly authorized, executed and delivered by such member of the HEC Group, constitutes a valid and binding obligation of such member of the HEC Group, and is enforceable against each such member of the HEC Group in accordance with its terms, (c) the execution of this Letter Agreement by such member of the HEC Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of the HEC Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound and (d) the HEC Group beneficially owns in the aggregate approximately 10,385,172 shares of common stock, no par value, of the Company.

9. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

10. Applicable Law and Jurisdiction.

a)	This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

b)

Each Party irrevocably agrees that any legal action or proceeding to enforce this Letter Agreement brought by the other Party or its successors or assigns shall be heard and determined exclusively in the Court of Common Pleas of Chester County, Pennsylvania or, in the event that the Court of Common Pleas of

Chester County, Pennsylvania declines to accept jurisdiction over such action, the United States District Court for the Eastern District of Pennsylvania or, in the event that the United States District Court for the Eastern District of Pennsylvania declines jurisdiction over such action, any other state or federal court of competent jurisdiction located in the Commonwealth of Pennsylvania, and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding to enforce this Letter Agreement. Each Party agrees not to commence any action, suit or proceeding to enforce this Letter Agreement except in the courts described above in Pennsylvania, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Pennsylvania as described herein. Each Party further agrees that service of any process, summons, notice or document made in person by any competent adult, by national overnight express delivery service with registered delivery, U.S. registered mail or certified mail with return receipt requested, to the respective addresses set forth herein shall be effective service of process for any action, suit or proceeding to enforce this Letter Agreement brought against either Party in any such court and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding to enforce this Letter Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Pennsylvania as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Third Party Beneficiaries; Assignment. This Letter Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Letter Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Notwithstanding the foregoing or anything to the contrary in this Letter Agreement, each of the Continuing Directors shall be third party beneficiaries of this Letter Agreement solely as it relates to the Company’s obligations set forth in Section 2 hereof to nominate the Continuing Directors for election at the 2020 Annual Meeting and to use the Election Efforts.

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

USA TECHNOLOGIES, INC.

By:	/s/ Donald W. Layden, Jr.
Name:	Donald W. Layden, Jr.
Title:	Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

Hudson Executive Capital LP, on behalf of itself and each member of the HEC GROUP

By: HEC Management GP, LLC

By:	/s/ Douglas L. Braunstein
Name:	Douglas L. Braunstein
Title:	Managing Member

[Signature Page to Letter Agreement]